Exhibit 10.2

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of May 3, 2021 (the “Effective Date”), by and among Northwest Indiana Bancorp (the “Company”), the wholly-owned subsidiary of the Company, Peoples Bank (“Peoples Bank,” and collectively with the Company, the “Bank” unless otherwise noted), and Benjamin J. Bochnowski (the “Executive”).

WHEREAS, the Company, Peoples Bank, and the Executive entered into an Employment Agreement, dated as of August 1, 2017, as amended by that certain First Amendment to Employment Agreement, dated as of July 27, 2018 and that Second Amendment to Employment Agreement, dated as of March 15, 2021 (as amended, the “Employment Agreement”);

WHEREAS, the Executive has served as the President and Chief Executive Officer of the Bank pursuant to the Employment Agreement; and

WHEREAS, the parties now desire to make certain modifications to the Employment Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree that the Employment Agreement shall be, and it hereby is, amended as follows:

1.	Definitions.

(A) Section 8(c) of the Employment Agreement is amended by adding to the end of the section:

Notwithstanding any other provision of this Agreement, with respect to any payment or benefit described herein that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), no Change in Control shall be deemed to have occurred unless such event constitutes a Change in Control under Code Section 409A.

(B) The last paragraph of Section 8(f) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

Any reference in this Agreement to a "termination of employment," severance from employment, separation from employment, resignation or discharge otherwise entitling the Executive to payment hereunder shall be deemed to mean a Termination of Employment; provided, however, that with respect to any benefit or payment described in this Agreement which is subject to Code Section 409A, no Termination of Employment shall occur unless a separation from service under Code Section 409A has occurred.

2.	Obligations of the Bank Upon Termination. Sections 9(b) and (c) of the Employment Agreement are hereby amended and restated in their entirety to read as follows:

(b)

Discharge Without Cause or Resignation with Good Reason. In the event of the Executive's Termination of Employment (1) by reason of the discharge of the Executive by the Bank without Cause, or (2) by reason of the resignation of the Executive for Good Reason, and contingent upon the Executive timely executing an effective general release and waiver of all known and unknown claims in a form and substance acceptable to the Company (the “Separation and Release Agreement”), then the Bank shall pay to Executive, or his heirs or estate in the event of the Executive' s death, in addition to the compensation and benefits described in Section 9(a), the following benefits:

(i)   Payment in a lump sum of an amount equal to two (2) times the Executive’s then-current base salary as in effect prior to the termination;

(ii)  Payment in a lump sum of an amount equal to two (2) times the most recent annual bonus received by the Executive;

(iii) Continuation, for a period of eighteen (18) months after the Date of Termination, of welfare benefits and senior executive perquisites at least equal to those which would have been provided if the Executive's employment had continued for that time; and

(iv)  Outplacement services, at the expense of the Bank, from a provider reasonably selected by the Executive.

The amounts payable under paragraphs (b)(i) and (ii) shall be paid on the first payroll date following sixty (60) days after Executive’s Date of Termination only if Executive: (A) signs the Separation and Release Agreement and any revocation period applicable to the Separation and Release Agreement has lapsed without any such revocation before the 60th day after Executive’s Date of Termination; and (B) does not breach any provision herein or in any separate agreements (including but not limited to the Separation and Release Agreement) with the Company. No payment under this Paragraph 9(c) shall be due or payable to Executive if he fails to timely deliver to the Company an executed Separation and Release Agreement, he revokes any portion thereof, any applicable revocation period has not lapsed within 60 days of his Date of Termination or Executive breaches any provision herein or any separate agreements with the Company. To the extent any benefits or perquisites provided under paragraph (b)(iii) provide for reimbursements of expenses incurred by the Executive, or in-kind benefits, the following conditions must be satisfied:

(1)    The benefit or perquisite must provide an objectively determinable nondiscretionary definition of the expenses eligible for reimbursement or of the in-kind benefits to be provided;

(2)    The benefit or perquisite must provide for the reimbursement of expenses incurred or for the provision of the in-kind benefits during an objectively and specifically prescribed period;

(3)    The benefit or perquisite must provide that the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Executive's taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year;

(4)    The reimbursement of an eligible expense must be made on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred; and

(5)    The right to reimbursement or in-kind benefit must not be subject to liquidation or exchange for another benefit.

(c)  Level of Bonus and Welfare Benefits after a Change of Control. In the event of Executive’s discharge without Cause or resignation for Good Reason in connection with a Change of Control, the phrase "most recent annual bonus" as used in paragraph (b)(ii) shall be replaced by the phrase "most recent annual bonus received by the Executive prior to the Change of Control," and the phrase "would have been provided if the Executive's employment had continued for that time" as used in paragraph (b)(iii) shall be replaced by the phrase "were provided to the Executive immediately prior to the Change of Control;" provided that, this paragraph (c) shall not apply to (b)(ii) or (iii) if the benefits the Executive would receive under (b)(ii) or (iii) would be greater without the application of this paragraph (c).

3.	Nonsolicitation. Section 17 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

Non-solicitation. The Executive covenants and agrees that during his employment with either the Company or Peoples Bank, and for a period of one (1) year following the Date of Termination, he shall not directly for himself or for any third party, solicit, induce, recruit, or cause another person in the employ of the Company (or Peoples Bank): (i) who has access to, or possesses, Confidential Information, trade secrets, or other knowledge regarding the Company (or Peoples Bank) that could give a competitor of the Company (or Peoples Bank) an unfair advantage; (ii) who, within the one year period preceding Executive’s separation from employment, has serviced or established goodwill with the Company’s (or Peoples Bank’s) customers or clients or acquired Confidential Information about those customers or clients; or (iii) who reported directly or indirectly to the Executive during the Executive’s last year of employment, to terminate his/her employment for the purpose of joining, associating, or becoming employed with another person, business organization or other entity that is in competition with any product or service provided by the Company (or People’s Bank), or any business or activity of the Company (or People’s Bank). Executive further covenants and agrees that during his employment with either the Company or Peoples Bank, and for a period of one (1) year following the Date of Termination, he shall not directly for himself or for any third party, encourage or induce any customer of the Company (or Peoples Bank) to cease doing business with the Company (or Peoples Bank).

4.	Payments upon Income Inclusion under Section 409A of the Code. Section 23 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

Code Section 409A. Upon the inclusion of any amount into the Executive's income as a result of the failure of this Agreement to comply with the requirements of Section 409A of the Code, a payment not to exceed the amount that shall be included in income shall be made as soon as is administratively practicable following the discovery of the failure of the Agreement to comply with Section 409A of the Code and the regulations promulgated thereunder. This Agreement is intended to comply with the requirements of Code Section 409A to the extent applicable, and the Company shall administer and interpret this Agreement in accordance with such requirements or any applicable exceptions. If any provision contained in the Agreement conflicts with the requirements of Code Section 409A (or the exceptions intended to apply under the Agreement), the Agreement shall be deemed to be reformed to comply with the requirements of Section 409A of the Code (or the applicable exceptions thereto), and the Company shall have the right to amend the Agreement, as necessary for compliance. In no event whatsoever shall the Company (or Peoples Bank) be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

5.	Defined Terms. All capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Employment Agreement.

6.

Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same instrument.

7.	Miscellaneous. Except as specifically amended by the terms of this Amendment, all other terms and conditions of the Employment Agreement are and shall remain in full force and effect for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

NORTHWEST INDIANA BANCORP

/s/ Donald P. Fesko______________

Name: Donald P. Fesko

Title: Chair, Compensation and Benefits Committee

PEOPLES BANK SB

/s/ Donald P. Fesko______________

Name: Donald P. Fesko

Title: Chair, Compensation and Benefits Committee

/s/ Benjamin J. Bochnowski________

By: Benjamin J. Bochnowski